EX-28.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Bridgeway Funds.  Such references appear in the Omni Small Cap Value Fund’s Statement of Additional Information under the headings “Independent Registered Public Accounting Firm” and “Financial Statements.”

BBD, LLP

Philadelphia, Pennsylvania
December 21, 2010